Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

JACK COOPER SPECIALIZED TRANSPORT, INC.

ARTICLE I

The name of the corporation is JACK COOPER SPECIALIZED TRANSPORT, INC. (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE III

The address of the current registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  The name of the current registered agent at such address is Corporation Service Company.  The mailing address of the registered office of the Corporation is the same as its street address.

ARTICLE IV

The total number of shares that the Corporation is authorized to issue is 100 shares of capital stock, all of which shall be Common Stock, $0.0001 par value per share.

ARTICLE V

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B.                                    Except as otherwise provided in this Certificate of Incorporation, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation (considered for this purpose as one class).  No amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

C.                                    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the effective date of this Certificate of Incorporation to authority corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.  Any (x) repeal or amendment of this Article VIII by the stockholders of the Corporation or (y) amendment to the DGCL shall not adversely affect any right or protection existing at the time of such repeal or amendment with respect to any acts or omissions occurring before such repeal or amendment of a person serving as a director of the Corporation or otherwise enjoying the benefits of this Article VIII at the time of such repeal or amendment.

ARTICLE IX

A.                                    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer, or agent at the request of the Corporation or any predecessor of the Corporation, provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any officer (or his heirs, executors or personal or legal representative) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to be the Board of Directors.  The right to indemnification conferred by this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision fro which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article IX.

B.                                    The rights to indemnification and to the advance of expenses conferred in this Article IX shall be not exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

C.                                    Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a person serving as a director, or officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE X

Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents, in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE XI

The name and mailing address of the incorporator are as follows:

Lisa Dunning

Paul Hastings LLP

600 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30308

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 31st day of August, 2011.

By:	/s/ Lisa Dunning
Lisa Dunning, Incorporator